                                                                     EXHIBIT 3.5


                                                                  AMENDED and
                                                     RESTATED MEMBERS' AGREEMENT
                                                     dated as of September 30,
                                                     1999, among AAS HOLDINGS,
                                                     LLC, a Delaware limited
                                                     liability company (the
                                                     "Company"), CB CAPITAL
                                                     INVESTORS, L.P. a Delaware
                                                     limited partnership ("CB
                                                     Capital") (as successor in
                                                     interest to CHEMICAL
                                                     VENTURE CAPITAL ASSOCIATES,
                                                     a California limited
                                                     partnership), and
                                                     MASCOTECH, INC.
                                                     ("MascoTech").

                  Each Member owns securities that constitute Member Units (as hereinafter defined). It is deemed to be in the best interest of the Company and the Members that provision be made for the continuity and stability of the business and policies of the Company, and, to that end, the Company and the Members hereby set forth their agreement with respect to the Member Units owned by them.

                  NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

     Section 1. Definitions. As used herein, the following terms shall have the following respective meanings:

                  "Affiliate" shall mean with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

                  "Commission" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

                  "CB Capital Members" shall mean CB Capital and any successor to, or assignee or transferee of, CB Capital who shall agree in writing to be treated as a CB Capital Member and to be bound by the terms and to comply with the provisions of this Agreement.

                  "Excluded Securities" shall mean (i) Units issued or issuable upon exercise of any options or warrants and other securities (including options and warrants) issued to employees, consultants, advisors, officers, directors or debt financing sources, (ii) Units issued as a pro rata dividend on, or upon any split or other subdivision or combination of, Units, (iii) securities issued in connection with any acquisition or merger, (iv) securities issued in a Public Offering (v) Units issued to employees of the Company or any Affiliate of the Company for at least the Fair Value Per Unit, (vi) non-voting securities of the Company issued to a Regulated Member in exchange for voting securities of the Company and (vi) voting securities of the Company issued to a Regulated Member in exchange for non-voting securities of the Company.

                  "Majority in Interest of CB Capital Members" shall mean, at any point in time, CB Capital Members owning, in the aggregate, more than 50% of the Member Units owned by all CB Capital Members at such time.
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                  "Majority in Interest of MascoTech Members" shall mean, at any point in time, MascoTech Members owning, in the aggregate, more than 50% of the Member Units owned by all MascoTech Members at such time.

                  "MascoTech Members" shall mean MascoTech and any successor to, or assignee or transferee of, MascoTech who shall agree in writing to be treated as a MascoTech Member and to be bound by the terms and to comply with the provisions of this Agreement.

                  "Member Units" means any Units held, from time to time, by any Member and any options or subscription warrants exercisable therefor.

                  "Members" shall mean CB Capital, MascoTech and any other Person to whom CB Capital or MascoTech directly or indirectly shall Transfer any Member Units and who shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement as a Member hereunder.

                  "Operating Agreement" means the Operating Agreement dated as of September 30, 1999, of the Company, as amended from time to time.

                  "Other Units" shall mean at any time those Units which do not constitute Primary Units or Registrable Units.

                  "Person" shall mean any individual, partnership, corporation, group, trust or other legal entity.

                  "Primary Units" shall mean at any time the authorized but unissued Units.

                  "Proportionate Percentage" shall mean for the purposes of
Section 2, the pro rata percentage of the number of Member Units to which a
Section 2 Offer relates that each MascoTech Member shall be entitled to Transfer to the Section 2 Offeror, which pro rata percentage, as to each MascoTech Member, shall be the percentage figure which expresses the ratio between the number of Member Units owned by such MascoTech Member (assuming the conversion of all convertible securities and the exercise of all exercisable securities to the extent then exercisable) and the aggregate number of Units then outstanding (assuming the conversion of all convertible securities and the exercise of all exercisable securities to the extent then exercisable).

                  "Public Offering" shall mean an offering of Units or securities convertible or exchangeable for Units which is made pursuant to an effective registration statement under the Securities Act.

                  "Qualified Public Offering" shall mean a Public Offering which results in at least $20,000,000 of net proceeds to the Company.

                  "Registrable Units" shall mean the Units held by the Members which constitute Restricted Units.

                  "Regulated Member" has the meaning set forth in the Operating Agreement.





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                  "Restricted Units" shall mean all Units and any other
securities which by their terms are exercisable or exchangeable for or convertible into Units and any securities received in respect thereof, which are held by a Member and which have not theretofore been sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

                  "Sale of the Company" shall mean a sale of the Company or substantially all of its assets, whether by way of merger, consolidation, sale of Units or assets, or otherwise.

                  "Securities Act" shall mean the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

                   "Subsidiary" shall have the meaning set forth in Section
3(d).

                  "Transfer" shall mean, as to any Member Units, to sell, or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of (including, without limitation, the foreclosure or other acquisition by any lender with respect to any Member Units pledged to such lender by a Member), such Member Units, either voluntarily or involuntarily and with or without consideration; provided, however, that the transfer by a Member of Member Units to an Affiliate of such Member shall not be considered a Transfer if such Affiliate shall agree to be bound by the terms of this Agreement.

                  "Units" has the meaning set forth in the Operating Agreement and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend, split, recapitalization, merger, rollup transaction, consolidation or reorganization.

     Section 2. Right of Co-Sale.

          (a) In the event that, prior to a Qualified Public Offering, any CB Capital Member (hereinafter, the "Section 2 Offeree") receives a bona fide offer (the "Section 2 Offer") from a third party which is not an Affiliate of such CB Capital Member (the "Section 2 Offeror") to purchase from such Section 2 Offeree Member Units, for a specified price payable in cash or otherwise and on specified terms and conditions, such Section 2 Offeree shall promptly forward a notice (the "Section 2 Notice") complying with Section 2(b) to the Company and the MascoTech Members. The Section 2 Offeree shall not Transfer any Member Units prior to the expiration of the 15-day period referred to below to the Section 2 Offeror and unless the terms of the Section 2 Offer are extended to the MascoTech Members with respect to their Proportionate Percentage of the aggregate number of Member Units to which the Section 2 Offer relates, whereupon each such MascoTech Member shall be entitled to Transfer to the Section 2 Offeror pursuant to the Section 2 Offer such MascoTech Member's Proportionate Percentage of the aggregate number of Member Units to which the Section 2 Offer relates. Each MascoTech Member shall have a period of 15 days to deliver a written notice (the "Section 2 Acceptance") to the Section 2 Offeree evidencing such MascoTech Member's acceptance of the Section 2 Offer.

          (b) The Section 2 Notice shall set forth (i) the number of Member Units to which the Section 2 Offer relates and the name of the Section 2 Offeree, (ii) the name and address of





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the Section 2 Offeror, (iii) the proposed amount and type of consideration
(including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Section 2 Offeree as may be reasonably necessary for the MascoTech Members to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment offered by the Section 2 Offeror and (iv) that the Section 2 Offeror has been informed of the co-sale rights provided for in this Section 2 and has agreed to purchase Member Units in accordance with the terms of this
Section 2 (which agreement may contain the Section 2 Offeror's obligation to purchase all of the Member Units subject to the Section 2 Offer from the Section 2 Offeree so long as such Section 2 Offeree agrees to purchase simultaneously with such sale from any MascoTech Member delivering a Section 2 Acceptance the Member Units subject to such Section 2 Notice of Acceptance).

          (c) Notwithstanding the provisions of this Section 2, the CB Capital Members may Transfer up to 25% of the total number of Member Units purchased by the CB Capital Members without complying with the provisions of this Section 2.

          (d) All Sales under this Section 2 shall be subject to restrictions on transfers of Units under the Operating Agreement.

     Section 3. Required Sale; Rollup.

          (a) In the event that, prior to a Qualified Public Offering, a Majority in Interest of the CB Capital Members approve a Sale of the Company to a Person which is not an Affiliate of any CB Capital Member (an "Approved Sale"), all MascoTech Members shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (i) a merger or consolidation of the Company, or a sale of all or substantially all of the Company's assets, each MascoTech Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) a sale of Units, the MascoTech Members shall agree to sell their Member Units on the terms and conditions approved by a Majority in Interest of the CB Capital Members and in each such instance shall waive any claims any MascoTech Member may have against the Board in connection with the Approved Sale. The MascoTech Members shall take all necessary and desirable actions approved by a Majority in Interest of the CB Capital Members, in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.

          (b) The obligations of the MascoTech Members pursuant to this Section 3 are subject to the satisfaction of the following conditions:

              (i) subject to Section 3(b)(iii), upon the consummation of the Approved Sale, all of the Members shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately



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     prior to such Approved Sale (giving effect to applicable orders of priority and the exercise price of all warrants and options);

            (ii) if any Members of a class are given an option as to the form and amount of consideration to be received, all holders of such class will be given the same option;

            (iii) all holders of then-currently exercisable Unit equivalents will be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale (but only to the extent such Unit equivalents are then vested or will become vested as a result of the Approved Sale) and participate in such sale as Members or (B) upon the consummation of the Approved Sale, receive in exchange for such Unit equivalents consideration equal to the amount determined by multiplying (x) the same amount of consideration per Unit (of the same class as that for which the Unit equivalent is exercisable) received by the holders of such class of Unit in connection with the Approved Sale less the exercise price per Unit equivalent by (y) the number of Unit equivalents (but only to the extent such Unit equivalents are then vested);

            (iv) no Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale and no Member shall be obligated to pay more than his pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Member for its or his sole benefit will not be considered costs of the transaction hereunder), provided that a Member's liability for such expenses shall be capped at the total purchase price received by such Member for his Member Units (including the exercise price thereof); and

            (v) in the event that the Members are required to provide any representations or indemnities in connection with the Approved Sale (other than representations and indemnities concerning each Member's valid ownership of his Member Units, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Member's authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement), then each Member shall not be liable for more than his pro rata share (based upon the amount of consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Member for his Member Units (including the exercise price thereof).

        (c) If a Majority in Interest of the CB Capital Members approve a
Public Offering of Units, all MascoTech Members shall consent to and raise no objections against approval of such Public Offering and shall take all actions reasonably requested by CVP to effect a "rollup" of the Company to a corporate structure, including the contribution of the Units held by the MascoTech Members to a newly formed corporation in exchange for shares of stock on a basis which provides to all Unitholders, substantially equivalent ownership interest as existed prior to such transaction.







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          (d) Each of the Members acknowledges that CB Capital has acquired 1%
of the units issued by Advanced Accessory Systems, LLC (the "Subsidiary"), a limited liability company 99% of whose units are held by the Company. In the event of a Public Offering or Sale of the Company, CB Capital shall have the right to exchange its units in the Subsidiary for a like number of Class A Units in the Company.

     Section 4. Right to Purchase New Equity Securities. Prior to issuing any Units or any options or convertible securities exercisable for or convertible into Units of the Company (collectively, "Equity Securities"), other than Excluded Securities, to any Person, the Company will first give to the Members the right to purchase, on the same terms, the same proportion of the securities proposed to be sold by the Company as the Member Units owned by such Member bears to the total number of Units outstanding at that time, in each case, on a Unit equivalence basis, assuming the conversion of all convertible securities and the exercise of all options and warrants to the extent then exercisable. Any such right to purchase shall be exercisable for a period of 10 days after the Members receive written notice of a proposed issuance of Equity Securities. The obligations of the Company under this Section 4 shall terminate upon the consummation of a Qualified Public Offering.

     Section 5. Transfer Restrictions. Except as otherwise provided in Section 2, prior to the Company's consummation of a Qualified Public Offering, each MascoTech Member shall Transfer Member Units only in accordance with the following procedures:

          (a) Subject to Sections 2 and 3, prior to the fifth anniversary of this Agreement, no MascoTech Member shall Transfer any interest in any Member Units without the prior written consent of CB Capital.

          (b) On or after the fifth anniversary of this Agreement, in the event that any MascoTech Member receives a bona fide offer from a third party which is not an Affiliate of any MascoTech Member (the "Prospective Purchaser") to purchase all or any portion of the Member Units owned by such MascoTech Member, such MascoTech Member shall first deliver to the Company and CB Capital a written notice (the "Section 5 Offer Notice"), which shall be irrevocable for a period of 60 days after delivery thereof (the "Section 5 Offer Period"), offering (the "Section 5 Offer") all of the Member Units proposed to be Transferred by such MascoTech Member to the Prospective Purchaser at the purchase price and on the terms of the proposed sale to the Prospective Purchaser (such Section 5 Offer Notice to include the foregoing information and all other relevant terms of the proposed Transfer, including the identification of the Prospective Purchaser). The Company (or its designee) shall have the right and option, for a period of 30 days after delivery of the Section 5 Offer Notice, to accept all or any part of the Member Units so offered at the purchase price and on the terms stated in the Section 5 Offer Notice. Such acceptance shall be made by delivering a written notice to such MascoTech Member and CB Capital within said 30-day period.

          (c) If the Company (or its designee) shall fail to accept all of the Member Units offered for sale pursuant to, or shall reject in writing, the
Section 5 Offer, then, upon the earlier of the expiration of such 30-day period or the receipt of such written notice of rejection or failure to accept such offer by the Company, CB Capital shall have the right and option, until the expiration of the Section 5 Offer Period, to accept all or any part of the Member Units so offered




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and not accepted by the Company (the "Refused Units") at the purchase price and on the terms stated in the Section 5 Offer Notice, on the above-described terms and conditions. Such acceptance shall be made by delivering a written notice to the Company and such MascoTech Member prior to the expiration of the Section 5 Offer Period.

          (d) A notice of acceptance delivered by either the Company or CB Capital pursuant to Section 5(b) or Section 5(c) shall be a binding commitment to purchase the Member Units referred to therein.

          (e) Transfers of Member Units under the terms of Sections 5(b) and 5(c) shall be made at the offices of the Company on a mutually satisfactory business day within 30 days after the expiration of the Section 5 Offer Period. Delivery of certificates or other instruments evidencing such Member Units duly endorsed for transfer shall be made on such date against payment of the purchase price therefor.

          (f) Anything contained in this Section 5 to the contrary notwithstanding, if effective acceptance shall not be received pursuant to Sections 5(b) and 5(c) with respect to all Member Units offered for Sale pursuant to the Section 5 Offer Notice by a MascoTech Member, then such MascoTech Member shall not be required to Transfer any such Member Units to the Company or CB Capital delivering such acceptances, and such MascoTech Member may Transfer all (but not less than all) of such Member Units subject to such
Section 5 Offer Notice at a price not less than the price, and on terms not more favorable to the Prospective Purchaser than the terms stated in the Section 5 Offer Notice at any time within 30 days after the expiration of the Section 5 Offer Period. In the event that the Member Units are not Transferred by such MascoTech Member during such 30-day period, the right of such MascoTech Member to Transfer such Member Units to the Prospective Purchaser shall expire and the obligations of this Section 5 shall be reinstated.

          (g) Anything contained herein to the contrary notwithstanding, any purchaser of Member Units pursuant to Section 5 who is not a Member shall agree in writing in advance with the parties hereto to be bound by and comply with all applicable provisions of this Agreement and shall be deemed to be a MascoTech Member for purposes of this Agreement.

     Section 6. Voting Agreement. On and prior to the first anniversary of the date hereof, at each annual meeting of the members of the Company, and at each special meeting of the members of the Company called for the purpose of electing managers of the Company, and at any time at which members of the Company shall have the right to, or shall, vote for managers of the Company, then, and in each event, the Members shall vote all of their Member Units entitled to be voted for the election of managers of the Company for the election to the Board of Managers of the Company of one nominee appointed by MascoTech after consultation with CB Capital as to such nominee.

     Section 7. Piggyback Registration. If the Company at any time proposes for any reason to register Primary Units or Other Units under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to all holders outstanding Registrable Units of its intention so to register the Primary Units or Other Units and, upon the written request, given within 30 days after delivery



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of any such notice by the Company, of the holders of Registrable Units to include in such registration Registrable Units held by such holders (which request shall specify the number of Registrable Units proposed to be included in such registration), the Company shall use its best efforts to cause all such Registrable Units to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of all such Registrable Units or Other Units proposed to be included in such registration would interfere with the successful marketing (including pricing) of Primary Units proposed to be registered by the Company, then the number of Primary Units, Registrable Units and Other Units proposed to be included in such registration shall be included in the following order:

                         (A) first, the Primary Units;

                         (B) second, any Registrable Units and Other Units
                    requested to be included in such registration by the holders of Registrable Units and Other Units, pro rata based upon the number of Units held by all persons requesting such registration.

          Section 8. Expenses. All expenses incurred by the Company in complying with Section 7, including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company's counsel and accountants and fees and expenses of the one counsel to the Members, shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Units or Other Units shall not be borne by the Company but shall be borne by the holders of Registrable Units or Other Units sold by each of them.

          Section 9. Indemnification. In connection with any registration of any Registrable Units under the Securities Act pursuant to Section 7, the Company shall indemnify and hold harmless the holders of Registrable Units, each underwriter, broker or any other person acting on behalf of the holders of Registrable Units and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Units were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Units, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse the holders of Registrable Units, such underwriter, such broker or such other person acting on behalf of the holders of Registrable Units and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Units in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the holders of Registrable Units or underwriter specifically for use in the preparation thereof.

                  In connection with any registration of Registrable Units under the Securities Act pursuant to this Agreement, each holder of Registrable Units shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 9) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each underwriter, broker or other person acting on behalf of the holders of Registrable Units and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Units, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such holder of Registrable Units specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Units, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Units effected pursuant to such registration.

                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 9, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees



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

and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section 9.

                  If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     Section 10. Regulatory Matters.

          (a) Cooperation of Other Members. Each Member agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and CB Capital, a copy of which is attached hereto as Exhibit A, regarding small business matters (the "Small Business Sideletter"), including without limitation, voting to approve amending the Company's Operating Agreement, the Company's by-laws or this Agreement in a manner reasonably acceptable to the Members and CB Capital or any Regulated Holder (as defined in the Small Business Sideletter) entitled to make such request pursuant to the Small Business Sideletter in order to remedy a Regulatory Problem (as defined in the Small Business Sideletter). Anything contained in this Section 10 to the contrary notwithstanding, no Member shall be required under this Section 10 to take any action that would adversely affect in any material respect such Member's rights under this Agreement or as a member of the Company.

          (b) Covenant Not to Amend. The Company and each Member agree not to amend or waive the voting or other provisions of the Company's Certificate of Formation, the Company's by-laws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the Small Business Sideletter). CB Capital agrees to notify the Company as to whether or not it would have a Regulatory Problem promptly after the CB Capital has notice of such amendment or waiver.



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

     Section 11. Underwriting Agreement. Notwithstanding the provisions of Sections 7, 8 and 9, to the extent that the holders of Registrable Units shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections, the provisions contained in such Sections addressing such issue or issues shall be of no force or effect with respect to such registration.

     Section 12. Information by Holder. Each of the holders of Registrable Units proposing to sell the same pursuant to a registration to which this Agreement relates shall furnish to the Company such written information regarding the holders of Registrable Units and the distribution proposed by such holders of Registrable Units as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

     Section 13. Legend on Unit Certificates. Each certificate representing Units shall bear the following legend:


                  "THE VOTING OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN RESPECT OF MANAGERS AND THE TRANSFER OF SUCH SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A MEMBERS' AGREEMENT DATED AS OF SEPTEMBER 30, 1999, AMONG THE ISSUER OF SUCH SECURITIES AND CERTAIN HOLDERS OF THE OUTSTANDING SECURITIES OF SUCH ISSUER. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SUCH ISSUER."

     Section 14. Additional Units; Etc. In the event additional Units are issued by the Company to a Member at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable for or exchangeable into Units, such additional Units shall, as a condition to such issuance, become subject to the terms and provisions of this Agreement.

     Section 15. Effectiveness. The rights and obligations of each Member under this Agreement shall terminate as to such Member upon the earlier to occur of
(i) the Transfer of all Member Units owned by such Member or (ii) a sale of all or substantially all of the capital securities of the Company in a single transaction.

     Section 16. Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

     Section 17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to principles of conflicts of laws), except to the extent that this Agreement relates to the internal laws of the

Company, which shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     Section 18. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, transferees, legal representatives and heirs; provided, however, that the assignee of any Member that shall hold 1% or less of the outstanding Units shall not have any rights under this Agreement; provided, further, that the rights under this Agreement shall not be assignable by a Member without the prior written consent of a Majority of the Managing Members (as defined in the Operating Agreement).

     Section 19. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties:

                    (a) if to the Company, to:

                           12900 Hall Road, Suite 200
                           Sterling Heights, MI 48313
                           Attention: Chief Executive Officer
                           Telecopier: (810) 997-6839;

                           with copies to:

                           O'Sullivan Graev & Karabell, LLP
                           30 Rockefeller Plaza
                           41st Floor
                           New York, New York  10112
                           Attention:  Ilan Nissan, Esq.
                           Telecopier: (212) 408-2420;

                    (b) if to the CB Capital Members or MascoTech Members, to
                        their respective addresses set forth on Annex I hereto.

All such notices, requests, consents and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (ii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (iii) in the case of mailing, on the third business day after the posting thereof.

     Section 20. Modification. Except as otherwise provided herein, neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by (i) the Company,
(ii) a Majority in Interest of the CB Capital Members and (iii) a Majority in Interest of the MascoTech Members; provided, however, that no modification or amendment shall be effective to reduce the percentage of the Member Units the consent of the holders of which is required under this Section 19 nor shall any modification or amendment discriminate against any Member without the consent of such Member.

     Section 21. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     Section 22. Entire Agreement. This Agreement and the other writings referred to herein or therein contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

     Section 23. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Members' Agreement on the date first above written.

                                 ADVANCED ACCESSORY SYSTEMS, LLC



                                 By: /s/ Terence C. Seikel
                                    --------------------------------------------
                                      Name:
                                      Title:


                                 CB CAPITAL INVESTORS, L.P.



                                 By: /s/ Don Hofmann
                                    --------------------------------------------
                                      Name:
                                      Title:


                                 MASCOTECH, INC.



                                 By:
                                    --------------------------------------------
                                      Name:
                                      Title:

                                     ANNEX I


MEMBERS
-------

CB Capital Investors, L.P.
380 Madison Avenue
12th Floor
New York, NY 10017

MascoTech, Inc.
21001 Van Born Road
Taylor, Michigan  48180

                                    Exhibit A
                                    ---------